1900 NW Corporate Blvd., East Suite 210 Boca Raton, Florida 33431 Tel. 561-886-4200 Fax. 561-886-3330 e-mail:info@sherbcpa.com Offices in New York and Florida

Certified Public Accountants

CONSENT OF INDEPENDEDNT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of National Holdings Corporation and Subsidiaries on Form S-1 of our report dated March 5, 2008, with respect to our audits of the consolidated financial statements of vFinance, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 appearing in the Annual Report on Form 10-K of vFinance, Inc. and Subsidiaries for the year ended December 31, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
October 3, 2008